UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 5, 2006 (May 1, 2006)

VERILINK CORPORATION
(Exact name of registrant as specified in charter)

Delaware	000-28562	94-2857548
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11551 E. ARAPAHOE RD., SUITE 150 CENTENNIAL, CO 80112-3833
(Address of principal executive offices / Zip Code)

303.968.3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 2.02 Results of Operations and Financial Condition.

See Item 2.06 below.

Item 2.06 Material Impairments.

Verilink Corporation (the “Company”) has determined that material charges for the impairment of goodwill and other intangible assets were required for the period ended March 31, 2006 under generally accepted accounting principles. At this time, management’s best estimate of the impairment charges is approximately $9.7 million. Included in these non-cash pre-tax charges are an impairment charge of approximately $1.1 million related to goodwill and an impairment charge of approximately $8.6 million related to other intangible assets. The impairment charges were due primarily to the decline in the Company’s product and services revenues and the corresponding decrease in our projected discounted cash flow. The Company’s estimate of revenues for the quarter ended March 31, 2006 was approximately $7.2 million. These estimates are preliminary and may be revised as the Company further reviews its results. In addition, further impairment charges may be determined to be appropriate in connection with the Company’s Chapter 11 process.

Item 8.01 Other Events.

On May 1, 2006, an order was entered by the U.S. Bankruptcy Court for the Northern District of Alabama authorizing the sale of the business of the Company and its subsidiaries in an auction process intended to generate the highest and best price for the Company’s business. The order provides, among other things, (i) for the sale of substantially all the assets of the company for all cash consideration; (ii) for a minimum $7.5 million initial bid; (iii) that initial bids be submitted on or before May 22, 2006; (iv) for an auction to be held on May 25, 2006; and (v) for a closing of the sale of the business by June 15, 2006. If any party in interest objects to the sales procedures proposed, a hearing is scheduled to be held on the procedures on May 12, 2006. A hearing to approve any sale of the Company is scheduled to be held on May 31, 2006.

The $7.5 million minimum bid is only the minimum for submitting an initial bid, and is not intended as an estimate of the actual sales price. However, at a sales price of $7.5 million, the gross sales proceeds would be substantially less than the Company’s outstanding liabilities and common stockholders would not receive any distribution in respect of their interest in the Company. Accordingly, an investment in the Company’s common stock is highly speculative. While the Company has not yet completed the review and finalization of its financial statements, the Company’s outstanding liabilities as of March 31, 2006 were at least $16 million.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VERILINK CORPORATION
(Registrant)

Dated: May 5, 2006	By:	/s/ C. W. Smith

	Name:	C. W. Smith
	Title:	Vice President and Corporate Controller

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